Registration No. 333-

As filed with the Securities and Exchange Commission on March 3, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NTL Incorporated

(formerly known as Telewest Global, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-3778247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

909 Third Avenue, Suite 2863

New York, New York

USA  10022

Tel: +1 (212) 906-8440

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Bryan H. Hall
Secretary and General Counsel

NTL Incorporated
909 Third Avenue, Suite 2863
New York, New York 10022
(212) 906-8440

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Robert P. Mollen
Karen C. Wiedemann
Fried, Frank, Harris, Shriver & Jacobson (London) LLP
99 City Road
London, EC1Y 1AX
United Kingdom
Tel: +44 (0) 20 7972 9600

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	25,782,900	(1)	105.17	(2)	$2,711,587,593.00	(2)	$290,139.87	(3)

(1)                                  Includes such additional number of shares as may be issuable upon exercise in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416(a) of the Securities Act.

(2)                                  Calculated pursuant to Rule 457(g) based on the price at which the warrants may be exercised.

(3)                                  Computed in accordance with Rule 457(g) under the Securities Act by multiplying the proposed maximum aggregate offering price by $0.000107.

PROSPECTUS

NTL Incorporated

25,782,900 shares of

Common Stock

NTL Incorporated, formerly known as Telewest Global, Inc. (“NTL”), may from time to time offer and sell common stock of NTL, par value $0.01 per share (“Common Stock”) on exercise of certain warrants (the “Warrants”) which were originally issued by NTL’s predecessor on January 10, 2003 and in relation to which NTL entered into a Supplemental Warrant Agreement on March 3, 2006. The Warrants are currently exercisable for an aggregate of 25,782,900 shares of common stock at an exercise price of $105.17 per share of common stock issuable upon exercise.

If all of the Warrants were exercised, the aggregate net proceeds would be approximately $2,711,587,593. We intend to use any net proceeds received from the exercise of the Warrants for working capital and general corporate purposes.

Our Common Stock is currently listed on the Nasdaq under the symbol “NTLID” and we expect that the symbol will change to “NTLI” on or prior to March 23, 2006.

We urge you to carefully read the “Risk Factors” sections incorporated by reference to (i) our Form 10-K for the year ended December 31, 2005 filed on February 28, 2006 beginning on page 30 and (ii) the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of NTL Incorporated (now known as NTL Holdings Inc.) filed on February 28, 2006 beginning on page 27, where we describe risks associated with our common stock, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 3, 2006

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
PLAN OF DISTRIBUTION
DETERMINATION OF OFFERING PRICE
USE OF PROCEEDS
VALIDITY OF THE SECURITIES
EXPERTS

You should carefully read both this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus, all references to the “Company”, “NTL”, the “Registrant”, “we”, “us” and “our” and all similar references are to NTL Incorporated and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

NTL Incorporated, formerly known as Telewest Global, Inc., files annual, quarterly, and current reports, proxy statements, and other documents with the SEC. The company now known as NTL Holdings Inc., formerly known as NTL Incorporated (“Old NTL”), which merged into a wholly-owned subsidiary of ours on March 3, 2006, has also filed annual, quarterly and current reports, proxy statements and other documents with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site as listed above.

INCORPORATION BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the documents set forth below that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2005 filed on February 28, 2006;

•                  the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of NTL Incorporated (now known as NTL Holdings Inc.) filed on February 28, 2006;

•                  Amendment No.1 to our Registration Statement on Form S-4 filed on on January 30, 2006;

•                  our Form 8-A/A filed on August 3, 2004, and as amended on October 3, 2005 and March 3, 2006;

•                  the description of our common stock set forth in our Registration Statement on Form S-4 filed on April 28, 2004;

•                  our Current Report on Form 8-K filed on February 28, 2006;

•                  our Current Report on Form 8-K filed on March 2, 2006;

•                  our Current Report on Form 8-K filed on March 3, 2006 and

•                  any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

To obtain copies of these filings, please see “Where You Can Find More Information” above.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Various statements included in this prospectus, and in the documents incorporated herein by reference, constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the NTL-Telewest merger; (2) rates of success in executing, managing and integrating key acquisitions, including the NTL-Telewest merger; (3) the ability to achieve NTL’s business plan; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) our potential offer for 100% of the shares of Virgin Mobile; (10) the ability to compete with a range of other communications and content providers; (11) the effect of technological changes on NTL’s businesses; (12) the functionality or market acceptance of new products that NTL may introduce; (13) possible losses in revenues due to systems failures; (14) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (15) the reliance on single-source suppliers for some equipment and software; (16) the ability to provide attractive programming at a reasonable cost; and (17) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail in NTL’s Form 10-K and Old NTL’s Form 10-K. See also “Where You Can Find More Information” above for information about how to obtain a copy of the documents incorporated by reference into this prospectus. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

PROSPECTUS SUMMARY

NTL Incorporated

NTL’s principal executive offices are located at 909 Third Avenue, Suite 2863, New York, New York 10022, United States, and its telephone number is (212) 906-8440. For further information regarding NTL, see the “Business” sections incorporated by reference to each of NTL’s Form 10-K and Old NTL’s Form 10-K.

THE OFFERING

Issuer	NTL Incorporated.

Securities Offered	25,782,900 shares of Common Stock upon exercise of the Warrants.

Offering Price	$105.17 per share of Common Stock subject to adjustment in accordance with the terms of the Warrants.

Common Stock Outstanding	Approximately 326,009,561 shares of Common Stock as of March 3, 2006 on a fully diluted basis.

Voting Rights	Holders of our Common Stock have one vote per share.

Use of Proceeds	We intend to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes.

NASDAQ Symbol	NTLID. We expect that our Common Stock will be listed on the Nasdaq under the symbol “NTLI” on or prior to March 23, 2006.

Risk Factors

See the “Risk Factors” sections incorporated by reference to NTL’s Form 10-K beginning on page 30 and Old NTL’s Form 10-K beginning on page 27 for a discussion of risks you should consider carefully before investing.

RISK FACTORS

See the “Risk Factors” sections incorporated by reference to NTL’s Form 10-K beginning on page 30 and Old NTL’s Form 10-K beginning on page 27 for a discussion of risks you should consider carefully before investing.

PLAN OF DISTRIBUTION

We are offering shares of Common Stock upon the exercise of certain warrants (the “Warrants”) originally issued by NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated, under that certain Series A Warrant Agreement dated January 10, 2003 (the “Warrant Agreement”) as supplemented by that certain First Supplemental Warrant Agreement dated March 3, 2006 (the “Supplemental Warrant Agreement”). The Warrant Agreement and the Supplemental Warrant Agreement are filed as Exhibits 4.2(a) and 4.2(b).

DETERMINATION OF OFFERING PRICE

The shares offered hereby are issuable upon exercise of the Warrants at a per share exercise price of $105.17, subject to adjustment, in accordance with the terms of the Warrants.

USE OF PROCEEDS

We intend to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes.

VALIDITY OF THE SECURITIES

In connection with the offering of shares of Common Stock upon exercise of the Warrants, the validity of the Common Stock has been passed upon for NTL by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London.

EXPERTS

 The consolidated financial statements and financial statement schedules of NTL as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2005, incorporated in this prospectus by reference to NTL’s Annual report on Form 10-K for the year ended December 31, 2005, have been audited by KPMG Audit plc, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of Old NTL appearing in Old NTL’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Old NTL management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such financial statements and management's assessment have been incorporated herein by reference and included herein, respectively, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item 14.                                                    Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated) to be incurred by NTL in connection with a distribution of securities registered under this registration statement:

Amount to be paid

SEC registration fee	$290,139.87
Legal fees and expenses	$12,000
Fees and expenses of qualification under state securities laws (including legal fees)	$0
Accounting fees and expenses	$25,300
Printing fees	$50
Trustee’s fees and expenses	$3000
Miscellaneous	$500
Total	$330,989.87

Item 15.                                                    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act of 1933. NTL’s bylaws provide that it will indemnify each director and each of the President, the Treasurer and the Secretary against all claims and expenses resulting from the fact that he or she was an officer, director or employee of NTL. In addition, NTL’s board of directors may, at its option, indemnify any other employee. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or nor opposed to the best interests of the registrant, or (ii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The vote of a majority of the board of directors is necessary for a determination of whether a claimant is eligible for indemnification.

Section 102(b)(7) of the DGCL allows for a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

NTL has also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.                                                       Exhibits

Exhibit No.	Description	Incorporated by Reference to Filings
(4)(ii)(a)	Series A Warrant Agreement dated January 10, 2003.	*

(4)(ii)(b)	First Supplemental Warrant Agreement dated March 3, 2006.	**

(5)	Opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP, as to the legality of the securities being registered.	***

(23)(i)(a)	Consent of Ernst & Young LLP	***

(23)(i)(b)	Consent of KPMG Audit plc	***

(23)(i)(c)	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP, is contained in its opinion filed as Exhibit (5).	***

(24)	Powers of Attorney (included on signature page).	***

*                                         Incorporated by reference to the Form 8-A of NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated, filed on January 10, 2003.

**                                  Incorporated by reference to our Current Report on Form 8-K filed on March 3, 2006.

***                           Filed herewith.

Item 17.                                              Undertakings

The undersigned Registrant hereby undertakes:

(a)(1)                    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a  20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona, fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                      That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)                              Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of March, 2006.

NTL INCORPORATED

By:	/s/ Jacques Kerrest

Name: Jacques Kerrest
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacques Kerrest, Chief Financial Officer, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen A. Burch	Chief Executive Officer and Director	March 3, 2006
Stephen A. Burch	(Principal Executive Officer)

/s/ Jacques Kerrest	Chief Financial Officer (Principal Financial and	March 3, 2006
Jacques Kerrest	Accounting Officer)

/s/ Edwin M. Banks	Director	March 3, 2006
Edwin M. Banks

/s/ Jeffrey D. Benjamin	Director	March 3, 2006
Jeffrey D. Benjamin

Signature	Title	Date

	Director	March 3, 2006
William J. Connors

/s/ Simon Duffy	Director	March 3, 2006
Simon Duffy

/s/ David Elstein	Director	March 3, 2006
David Elstein

/s/ Charles Gallagher	Director	March 3, 2006
Charles Gallagher

/s/ William R. Huff	Director	March 3, 2006
William R. Huff

/s/ James F. Mooney	Director	March 3, 2006
James F. Mooney

	Director	March 3, 2006
Anthony (Cob) Stenham

/s/ George R. Zoffinger	Director	March 3, 2006
George R. Zoffinger

Index to Exhibits

Exhibit No.	Description	Incorporated by Reference to Filings
(4)(ii)(a)	Series A Warrant Agreement dated January 10, 2003.	*

(4)(ii)(b)	First Supplemental Warrant Agreement dated March 3, 2006.	**

(5)	Opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP, as to the legality of the securities being registered.	***

(23)(i)(a)	Consent of Ernst & Young LLP	***

(23)(i)(b)	Consent of KPMG Audit plc	***

(23)(i)(c)	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP, is contained in its opinion filed as Exhibit (5).	***

(24)	Powers of Attorney (included on signature page).	***

*                                         Incorporated by reference to the Form 8-A of NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated, filed on January 10, 2003.

**                                  Incorporated by reference to our Current Report on Form 8-K filed on March 3, 2006.

***                           Filed herewith.